Atrion Reports Third Quarter Results

ALLEN, TX -- (Marketwired - October 31, 2014) - Atrion Corporation (NASDAQ: ATRI) today announced that for the third quarter of 2014 revenues totaled $36.6 million compared with $34.0 million for the same period in 2013. Operating income for the just ended quarter was $11.2 million compared to $10.7 million in the same period of 2013. On a diluted per share basis, earnings for the period increased to $3.91 as compared to $3.81 for the same quarter of last year. Net income for the third quarter of $7.7 million was the same in last year's third quarter.

Commenting on the results for the third quarter compared to the same period of 2013, David Battat, President and CEO, said, "Overall sales were up 8%, with improvements in all product areas. Fluid delivery products increased 11%, and sales of non-medical products in our 'Other' category showed an increase of 14%. The substantial growth in this latter category skewed our operating income somewhat for the quarter, as margins for these non-medical products are lower. Changes in our product mix resulted in gross profit increasing by a smaller 6%, and in a 5% increase in operating income for the quarter." Mr. Battat continued, "Despite these improvements, net income was flat as our tax rate was 9% higher than in last year's quarter due to Congressional inaction on extending R&D tax credits that expired on December 31, 2013. If the extension is passed prior to the end of the year, our R&D tax credits for the full year will be reflected in the results for the fourth quarter." Mr. Battat concluded, "Continued strong cash generation during the quarter increased our cash and marketable securities by $3.4 million to $55.1 million."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding the use of R&D tax credits for 2014. Words such as "expects," "believes," "anticipates," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                             ATRION CORPORATION
                UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
Revenues                         $  36,625  $  34,044  $ 108,069  $ 100,142
Cost of goods sold                  18,587     17,003     55,234     51,757
                                 ---------  ---------  ---------  ---------
  Gross profit                      18,038     17,041     52,835     48,385
Operating expenses                   6,812      6,328     20,652     18,777
                                 ---------  ---------  ---------  ---------
  Operating income                  11,226     10,713     32,183     29,608

Interest income                        240        310        904      1,005
Other income                            12          -         13          -
                                 ---------  ---------  ---------  ---------
Income before income taxes          11,478     11,023     33,100     30,613
Income tax provision                (3,793)    (3,350)   (11,332)    (9,800)
                                 ---------  ---------  ---------  ---------
  Net income                     $   7,685  $   7,673  $  21,768  $  20,813
                                 =========  =========  =========  =========

Income per basic share           $    3.94  $    3.82  $   11.08  $   10.33
                                 =========  =========  =========  =========

Weighted average basic shares
 outstanding                         1,949      2,007      1,964      2,014
                                 =========  =========  =========  =========

Income per diluted share         $    3.91  $    3.81  $   10.99  $   10.31
                                 =========  =========  =========  =========

Weighted average diluted shares
 outstanding                         1,966      2,016      1,980      2,019
                                 =========  =========  =========  =========

                             ATRION CORPORATION
                         CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                      Sept. 30,    Dec. 31,
ASSETS                                                   2014        2013
                                                     ----------- -----------
                                                     (Unaudited)
Current assets:
  Cash and cash equivalents                          $    26,921 $    28,559
  Short-term investments                                  18,178      18,351
                                                     ----------- -----------
    Total cash and short-term investments                 45,099      46,910
  Accounts receivable                                     18,399      14,164
  Inventories                                             28,408      26,266
  Prepaid expenses and other                               1,974       1,603
  Deferred income taxes                                    1,376       1,376
                                                     ----------- -----------
      Total current assets                                95,256      90,319

Long-term investments                                     10,000      10,069

Property, plant and equipment, net                        60,446      58,328
Other assets                                              13,218      13,350
                                                     ----------- -----------

                                                     $   178,920 $   172,066
                                                     =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                     10,781       9,364
  Line of credit                                              --          --
  Other non-current liabilities                           11,797      13,708
  Stockholders' equity                                   156,342     148,994
                                                     ----------- -----------

                                                     $   178,920 $   172,066
                                                     =========== ===========

 Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800